Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

COPT DEFENSE PROPERTIES
(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares of Beneficial Interest, par value $0.01	Rule 457(c) and Rule 457(h)	3,500,000 (1)	$24.48	$85,680,000	$147.60 per $1,000,000	$12,646.37
Total Offering Amounts					$85,680,000		$12,646.37
Total Fee Offsets							$0.00
Net Fee Due							$12,646.37
(1)This registration statement on Form S-8 (the “Registration Statement”) relates to common shares of beneficial interest, par value $0.01, of COPT Defense Properties (the “Common Shares”) to be issued under the COPT Defense Properties 2017 Omnibus Equity and Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2)This estimate is calculated solely for purposes of determining the registration fee for this offering under the Plan. It is not known how many shares will be issued under the Plan. The above calculation is based on the offering of 3,500,000 shares of Common Shares at a purchase price of $24.48 per share, which is the average of the high and low prices of the Common Shares as reported in the New York Stock Exchange on May 16, 2024, which were $24.64 and $24.31, respectively.